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                                                                  EXHIBIT 99.274

Distribution: Paul Gribik, Alan Suding, Dariush Shirmohammadi, George Backus

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From: Alan.Suding@pscmail.ps.net
To: gbackus@boulder.earthnet.net
Subject: SCE Project
Date: Wednesday, May 07, 1997 8:22 PM >

Paul & Dariush are interested although they are concerned about whether Edison is the right company to do this with. I think it's too good an opportunity to pass up.

PSC has the statistical and other talent to fill in the gaps, I believe.

The guy I need to talk to nail down specific talent is out of town this week in some corporate meetings. While he checks e-mail it may take a few days to pull things together.

What is Heller expecting back next? And when?

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Re: SCE Project
Author: gbackus@boulder.earthnet.net%smtp at x400po Date:    5/8/97 10:32 AM

Heller want a multi-hundred thousand dollar proposal yesterday to have a working tested product in-house and his staff fully trained by the end of October. Hey, no problem.... (This is peanuts compared to your $48 million of work due yesterday.) I can "fix" some of the demands in a proposal, but I hope your guy and I can talk Monday.

Thanks for your help. Who do Paul and Dariush think I should approach - or conversely why do they think SCE is bad? I don't want to get in more trouble than its worth.

George

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Re: SCE Project
Author: Alan Suding at PSC-LADWP
Date:  5/8/97 9:55 AM

Here's the scope and timing of the project. Any suggestions for other companies to pursue besides SCE?
Since this opportunity has come up with SCE, I'm prone to want to take advantage of it since it's an opportunity to learn though the implementation. The experienced gained would be transferable, eh?

Any ideas on someone to recommend to work with George at least on a contingent basis? Would you have time for phone calls to help George move ahead while approval/decisions are pursued in PSC?

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Re[2]: SCE Project
Author:  dariush shirmohammadi at psc-ladwp Date:    5/8/97 2:59 PM

Al,

I am amazed how quickly this is materializing. However, I am not sure what is it that George is asked to do for SCE and what is it that we can help him with. Could you help me with it?


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I am definitely interested in participating in the Monday discussion. I am assuming Paul is also interested. What are the logistics?

I am not sure whether you are aware that Kathleen Byrne is also trying to establish some contacts/projects/work with SCE in these similar areas. I suggest that you talk with her soon.

Finally, I do believe that at this time we should concentrate on doing the work for one company only (say, SCE) and learn from the process. We should, however, start to market our future services as an alliance with George Backus in the industry. In doing all of this, we need to make sure that there is no conflict with the ISO project so ar as propriety is concerned.

Look forward to hearing from you.

Dariush

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Re[3]: SCE Project
Author: Alan Suding at PSC-LADWP
Date:  5/8/97 3:19 PM

You and Paul can help with your insights and understanding of Calif ISO/PX specifics, related gaming options, and generally smart people.

Know much about statistics?

I'll get in touch with Kathleen. Thanks.

I hope Hemant and Castleberry join in this discussion soon especially regarding marketing, work priorities, and such. I've sent them e-mails about this but haven't heard back yet.